UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 15, 2004

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Section 5 - Corporate Governance and Management

     Item 5.02 Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

On October 12, 2004, the Board of Directors of Cummins Inc. (the "Company")     elected Carl Ware, a retired Coca-Cola executive and a former Atlanta, Georgia city councilman, as a director of the Company to serve until the Company's next annual meeting of shareholders.  He was recommended for election by the Board's Governance and Nominating Committee pursuant to the Company's Corporate Governance Principles; there was no arrangement or understanding pursuant to which he was selected; and there are no related transactions between Mr. Ware and the Company requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Ware was also appointed as a member of the Finance, Audit, Governance and Nominating, and Technology and Environment Committees of the Board of Directors.  A copy of the press release issued in connection with this action is filed herewith as Exhibit 99.1.

     Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 12, 2004, the Board of Directors amended Article VI of the Company's By-Laws relating to indemnification of directors and officers.  The amended form of Article VI of the Company's By-Laws is filed herewith as Exhibit 3(ii).  A complete copy of the By-Laws as amended will be filed as an exhibit to the Company's next periodic report, which will be its Form 10-K for 2004.

Section 8 - Other Events

      Item 8.01 Other Events

Also on October 12, 2004, the Board of Directors declared a quarterly cash dividend on the Company's outstanding common stock in the amount of $0.30 per share, payable on December 1, 2004, to shareholders of record on November 16, 2004.  A copy of the press release issued in connection with this action is filed herewith as Exhibit 99.2.

Section 9 - Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

            3(ii)  Amended Form of Article VI of the Company's By-Laws

99.1   Press release dated October 13, 2004

99.2   Press release dated October 12, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2004

Cummins Inc.
By: /s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller

EXHIBIT 3(ii)

ARTICLE VI

Indemnification of Directors and Officers

Section 6.1.      Mandatory.  The Corporation shall, to the fullest extent permitted by Sections 1 through 13 of Indiana Code Ch. 23-1-37 as in effect April 1, 1986, (i) indemnify any person who is or was a Director or officer of the Corporation (and the heirs and legal representatives thereof) against expenses (including attorneys' fees), judgments, fines, and penalties and amounts paid in settlement resulting from any action, suit or proceeding threatened or brought against such person by reason of such person's serving in such position or serving another enterprise in any capacity at the request of the Corporation, and (ii) pay for or reimburse the reasonable expenses incurred by such person in advance of the final disposition of the action, suit or proceeding.  For purposes of this Article VI, it shall be presumed that the person who is or was a Director or officer has satisfied the standards of conduct set forth in Section 8(a)(1), (2), and (3) of Indiana Code Ch. 23-1-37 as in effect April 1, 1986, unless the Corporation shall establish by the preponderance of the evidence that the person did not satisfy those standards of conduct.

Section 6.2.      Discretionary.  Separate and apart from, and in addition to, the mandatory indemnification required under Section 6.1 of this Article, the Corporation may, in its sole discretion, provide for indemnification of any person in accordance with the provisions of Indiana Code Ch. 23-1-37, as from time to time amended, or superseding statutory provisions.

Section 6.3.      Other Capacity Service.  Any Director or officer of the Corporation serving in any capacity (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation, or (ii) any employee benefit plan of the Corporation or of another corporation described in Subsection (i) of this Section, shall be deemed to be doing so at the request of the Corporation.

Section 6.4.      Applicable Law.  Any person entitled as a matter of right to be indemnified, or to be paid or reimbursed for reasonable expenses incurred in advance of the final disposition of an action, suit, or proceeding, pursuant to this Article VI may elect to have the right to indemnification or to payment or reimbursement interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, to the extent permitted by Indiana law, or on the basis of the applicable law in effect at the time indemnification or payment or reimbursement is sought.

Section 6.5.      Rights.  The right pursuant to this Article VI to be indemnified and to be paid or reimbursed for reasonable expenses incurred in advance of the final disposition of an action, suit, or proceeding (i) shall be a contract right of each individual entitled to be indemnified hereunder, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist with respect to events occurring prior to any rescission or restrictive modification of this Article VI.

Section 6.6.      Claims.  If a claim for indemnification pursuant to this Article VI is not paid in full by the Corporation within ninety days after a written request therefore has been received by the Corporation, or if a claim pursuant to this Article VI for payment or reimbursement for reasonable expenses incurred in advance of the final disposition of an action, suit, or proceeding is not paid in full by the Corporation within thirty days after a written request therefore has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expense of prosecuting such claim.  Neither the failure of the Corporation (including its Board of Directors, special legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, special legal counsel or its shareholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.  Likewise, neither the failure of the Corporation (including its Board of Directors, special legal counsel or its shareholders) to have made a determination prior to the commencement of such action that payment or reimbursement of the claimant in advance of a final disposition of an action, suit, or proceeding is proper in the circumstances because the facts then known to it would not preclude indemnification, nor an actual determination by the Corporation (including its Board of Directors, special legal counsel or its shareholders) that facts known to the persons making the determination would preclude indemnification, shall be a defense to the action or create a presumption that the claimant is not entitled to payment or reimbursement of expenses made in advance of a final disposition of an action, suit, or proceeding.  The Corporation hereby acknowledges that a failure by the Corporation to make payment or reimbursement in advance of a final disposition of an action, suit, or proceeding could impair the ability of a Director or officer to present a complete and effective defense in any such action, suit, or proceeding, and that injury resulting from any such failure could be irreparable, and the Corporation accordingly agrees not to oppose a claimant's request for expedited disposition of any suit to enforce a claimed right to such advance payment or reimbursement, and also agrees not to oppose, on the grounds that preliminary or permanent injunctive relief is not appropriate, any request to the court for injunctive relief directing the Corporation to make such a payment or reimbursement, subject to the terms of this Article VI and the applicable provisions of Sections 1 through 13 of Indiana Code Ch. 23-1-37 as in effect April 1, 1986.

Section 6.7.  Partial Indemnification.  If a Director or officer is entitled under any provision of this Article VI to indemnification by the Corporation for some or a portion of the expenses, judgments, fines, penalties, or amounts paid in settlement, but not for the total amount thereof, the Corporation shall nonetheless indemnify the Director or officer for the portion thereof to which the Director or officer is entitled.

Section 6.8.  Contribution.  If full indemnity may not be paid to a Director or officer, then in respect of any actual or threatened action, suit, or proceeding in which the Corporation is jointly liable with Director or officer (or would be if joined in such action, suit, or proceeding) the Corporation shall contribute to the amount of expenses, judgments, fines, penalties, or amounts paid in settlement by the Director or officer in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and the Director or officer on the other hand from the acts or omissions from which such action, suit, or proceeding arose and (ii) the relative fault of the Corporation, including its other directors, officers, agents, employees, and other representatives, on the one hand and of the Director or officer on the other hand in connection with the acts or omissions which resulted in such action, suit, or proceeding, as well as any other relevant equitable considerations.  The relative fault of the Corporation, including its other directors, officers, agents, employees, and other representatives, on the one hand and of the Director or officer on the other hand shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such action, suit, or proceeding.  The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 6.8 were determined by pro rata allocation or any other method of allocation which does not take into account the foregoing equitable considerations.

 EXHIBIT 99.1

           Contact: Janet Williams
           Corporate Communications Manager
           (317) 610-2488

For Immediate Release
DATE:  Oct. 13, 2004

COLUMBUS, IND. - Cummins Inc. (NYSE:CMI) announced today that Carl Ware, a retired Coca-Cola executive and a former Atlanta councilman, has been elected to the Company's Board of Directors. Ware becomes the ninth member of the Cummins Board and his term begins immediately.

Ware retired from the Coca-Cola Co. in 2003 after a career in which he served as the first president of the company's Africa Group and as the executive vice president of Public Affairs and Administration. He was the principal architect of Coca-Cola's 1986 disinvestment from South Africa.

Ware served on the Atlanta City Council. He was elected to the post in 1973 and served as the council president from 1976 to 1979.

"We are pleased that a person of Carl's caliber is joining the Board of Directors," said Cummins Chairman and CEO Tim Solso. "His business experience in the global marketplace and commitment to public service will make him a valuable member of the Cummins Board."

Ware, 61, will serve on the Board's Finance, Audit, Governance and Nominating, and Technology and Environment committees. His term shall run through the Company's next annual meeting, set for April 2005.  All Cummins directors are elected annually. Two Cummins Directors - Frank Thomas and Walter Elisha - retired from the Board in April.

Ware currently serves as the chairman of the Nelson Mandela Invitational golf tournament, which benefits the Nelson Mandela Children's Fund. He is also a director of ChevronTexaco, Georgia Power, Coca-Cola Bottlers Consolidated, PGA TOUR Golf Course Properties and the Atlanta Falcons.

Ware earned his bachelor's degree from Clark College in Atlanta and his master's degree in urban planning from the University of Pittsburgh. Ware, who is married, now owns the Coweta County, Georgia, farm where he was born and raised.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 680 company-owned and independent distributor locations in 137 countries and territories. Cummins also provides service through a dealer network of more than 5,000 facilities in 197 countries and territories. With more than 24,000 employees worldwide, Cummins reported sales of $6.3 billion in 2003. Press releases can be found by accessing the Cummins home page at www.cummins.com.

EXHIBIT 99.2

Contact: Mark Land
Director - Public Relations
(317) 610-2456
(812) 350-9678 (mobile)

For Immediate Release
Date: Oct. 12, 2004

Cummins Inc. Declares Quarterly Common Stock Dividend

COLUMBUS, Ind. -- The Board of Directors of Cummins Inc. (NYSE:CMI) today declared a quarterly common stock cash dividend of 30 cents per share, payable on Dec. 1, 2004 to shareholders of record on Nov. 16, 2004.

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 680 company-owned and independent distributor locations in 137 countries and territories.

Cummins also provides service through a dealer network of more than 5,000 facilities in 197 countries. With more than 24,000 employees worldwide, Cummins reported sales of $6.3 billion in 2003. Press releases can be found on the Web at www.cummins.com.